Exhibit 5.3

LEATH, BOUCH & CRAWFORD, LLP

February 17, 2006

Bingham McCutchen, LLP.

399 Park Avenue

New York, New York 10022-4689

The Pantry, Inc.

1801 Douglas Drive

P.O. Box 1410

Sanford, NC 27330-1410

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as South Carolina counsel to The Pantry, Inc., a Delaware corporation (the “Company”), and R. & H. Maxxon, Inc., a South Carolina corporation (the “Guarantor”), in connection with the preparation of a Registration Statement on Form S-3 (as such may be amended or supplemented, the “Registration Statement”) to be filed by the Company and certain subsidiaries of the Company listed as Co-Registrants in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of up to $150,000,000.00 aggregate principal amount at maturity of the Company’s 3% Senior Subordinated Convertible Notes due 2012 (the “Notes”) by the holders thereof and up to 3,817,755 shares of the Company’s common stock, par value $.01 per share (the “Conversion Shares”), issuable upon conversion of the Notes. Capitalized terms used herein without definition have the same meanings as in the Registration Statement.

In our capacity as such counsel, we have examined forms or copies, identified to our satisfaction, of such corporate records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments included the Registration Statement, the Indenture and the Notes.

We also have examined copies of such corporate records, documents, certificates of public officials and officers and other representatives of the Guarantor and the Company and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

For purposes of this opinion, we have assumed, without any independent investigation or verification of any kind, (i) the due promulgation and validity of all statutes, regulations, administrative procedures, determinations, permits, and orders; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the conformity to authentic original documents and completeness of all documents submitted to us as certified, conformed, or photostatic copies; (iv) the Indenture has not been modified or amended in any material respect from version thereof submitted to us for review; and (v) that the certificates of public officials dated earlier than the date hereof remain accurate from such earlier date through and including the date hereof.

We have assumed that the parties (other than the Guarantor) to the Indenture have the requisite power and authority to enter into the Indenture; that the Indenture has been duly authorized, executed, and delivered by each such party (other than the Guarantor), that valid consideration has been given by each of the parties thereto (other than the Guarantor); and that the Indenture constitutes the legal, binding, and valid obligations of each such party, (other than the Guarantor), enforceable against each such party in accordance with its terms.

We have made such factual and legal examinations and inquiries as we have deemed advisable for the purpose of rendering the opinions expressed below, except where a statement is qualified as to knowledge, in

The Pantry, Inc.

Bingham McCutchen, LLP

which case we have made a limited inquiry as specified below. We have not undertaken any independent investigation other than inquiring of officers of the Guarantor or the Company, as necessary, to determine the accuracy of any such statement, and no inference that we have any knowledge on any matters pertaining to such statement should be drawn from our representation of the Company or the Guarantor.

With respect to the good standing and authorization of the Guarantor to transact business in the State of South Carolina, we have relied exclusively on a certificate provided to us by the South Carolina Secretary of State.

Based upon and subject to the foregoing, and subject to the additional qualifications and limitations set forth below, we are of the opinion that, as of the date hereof:

1. The Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of South Carolina, has corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified as a corporation to transact business and is in good standing in South Carolina.

2. The Indenture has been duly authorized, executed and delivered by the Guarantor.

3. The Guarantee endorsed on the Notes by the Guarantor has been duly authorized, executed and delivered by the Guarantor.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

a. This opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws.

b. This opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

c. We express no opinion as to any matter except as expressly set forth in paragraphs 1-3, above.

d. We are members of the Bar of the State of South Carolina and express no opinion as to the laws of any jurisdiction other than the State of South Carolina.

e. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof and that may affect our opinions expressed herein.

f. We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of a result.

We hereby consent to the reference to our firm in the Registration Statement, including the prospectus and any amendment or supplement thereto, under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. Such consent and opinion shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

LEATH, BOUCH & CRAWFORD, LLP

/s/ Leath, Bouch & Crawford, LLP

Timothy W. Bouch